Wiley Increases Quarterly Dividend for the 30th Consecutive Year
Company recently announced portfolio actions to maximize shareholder value

Hoboken, NJ, June 26, 2023 – Wiley (NYSE: WLY and WLYB), a global knowledge company and a leader in research, publishing, and knowledge solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.3500 per share on its Class A and Class B Common Stock, payable on July 20, 2023, to shareholders of record on July 6, 2023. The quarterly dividend is equivalent to an annual dividend of $1.40 per share, an increase from $1.39 per share in Fiscal 2023. It is Wiley’s 30th consecutive annual increase.

Wiley recently announced strategic actions that will make the Company simpler, stronger, and more profitable by focusing on its long-standing position as a global leader in research, publishing and digital knowledge solutions. Please see the Q4 2023 announcement, earnings presentation, and call transcript at https://investors.wiley.com/financials/quarterly-results/default.aspx

About Wiley Wiley is a knowledge company and a global leader in research, publishing, and knowledge solutions. Dedicated to the creation and application of knowledge, Wiley serves the world’s researchers, learners, innovators, and leaders, helping them achieve their goals and solve the world's most important challenges. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

Category: Earnings releases